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                                                                   EXHIBIT 2.1.1

                                 AMENDMENT NO. 1
                                       to
                            Stock Purchase Agreement

                  THIS AMENDMENT entered into as of August 13, 1999 to the STOCK PURCHASE AGREEMENT (the "Agreement") dated May 18, 1999 between Inexcon Maine, Inc. ("Buyer") and Bowater Incorporated ("Seller"),

                                   WITNESSETH

                  WHEREAS, Seller and Buyer each desire an amendment of the Agreement to reflect changes with regard to the payment of the Purchase Price and other terms of the Agreement.

                  NOW, THEREFORE, to effectuate such changes and in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties agree as follows:

                  1. All capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Agreement; references to Sections are to Sections of the Agreement.

                  2. The definitions of "Election Amount," "Escrow Agreement" and "Subordinated Note" set forth in Section 1.01 are deleted.

                  3. The following definition is added to Section 1.01:

                           "Bank of Montreal Undertaking" shall have the meaning set forth in Section 6.01."

                  4. In the first sentence of Section 2.01(a), the clause, "Cash in the amount of $90,000,000." is replaced with the following: "A purchase price note in the principal amount of $110,000,000 payable on demand in the form attached hereto as Exhibit X".

                  5. Section 2.02(c) is deleted.

                  6. Section 3.02 is deleted and replaced with the following:

                           "3.02 Promissory Note. At the Closing, Buyer shall deliver to Seller the


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                           Term Note, dated the Closing Date."

                  7. Section 4.12 is amended by adding thereto, prior to the final parenthetical therein: "and (vi) any liability assumed by Buyer pursuant to Section 7.19."

                  8. Section 6.01 is deleted and replaced with the following:

                           "6.01 SECTION 338(h)(10) ELECTION. (a) Seller and Buyer will jointly make an election under Section 338(h)(10) of the Code (and any corresponding election under State of Maine tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the GNP Shares hereunder. Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent permitted by applicable law, and will indemnify Buyer and GNP against any Tax imposed in GNP as a result of the deemed asset sale resulting from the Section 338(h)(10) election, except to the extent Buyer is otherwise required to indemnify Seller. It is the intent of the Parties to neutralize the impact on Buyer of making the Section 338(h)(10) Election. Due to the inability of the Parties to determine with specificity the amount of additional taxes incurred by Buyer, therefor, Seller shall pay in full satisfaction of the above indemnification: (i) $2,000,000 to the Buyer upon receipt by Seller of payment in full of the Purchase Price Note; and (ii) $20,000,000 on behalf of Buyer to the Bank of Montreal or its assigns on or before September 29, 2000 pursuant to an agreement in the form of Exhibit Y hereto (the "Bank of Montreal Undertaking"). The Bank of Montreal Undertaking shall be executed and delivered by Seller to the Bank of Montreal at the Closing."

                           If there is a Final Negative Determination as herein defined, Buyer shall thereupon pay to Seller in cash the full $22,000,000 paid by Seller pursuant to
                           Section 6.01(a) plus interest thereon from the date of the payment thereof by Seller until repaid at the "prime rate" as reported from time to time in the Wall Street Journal, or if not so reported, such other comparable fluctuating rate as Seller may select in its reasonable discretion. "Final Negative Determination" shall mean a determination that the
                           Section 338(h)10 Election by Seller is invalid by reason of the failure of the sale of the GNP Shares under this Agreement to constitute a "qualified stock purchase" under Section 338(d)(3) of the Code which
                           (i) is reflected in a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., when all allowable appeals have been exhausted by Seller; (ii) is embodied in a closing agreement entered into under Section


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                           7121 of the Code or any other binding settlement
                           agreement entered into in connection with an administrative or judicial proceeding, or (iii) results from the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto. The provisions of Section 11.05(f) shall apply in the event Seller receives notice from the Internal Revenue Service indicating that the Service may challenge the validity of the
                           Section 338(h)10 Election.

                  9. Section 8.03(d) is deleted and replaced with the following:

                           "Seller agrees to permit its existing guaranty (the "Guaranty") dated January 1, 1992 to GNP's workers compensation self insurance obligations and its letter of credit to remain in place for a period of up to ninety (90) days after the Closing Date. On or prior to the expiration of such ninety (90) day period Buyer shall cause GNP to purchase workers compensation insurance coverage, or continue self-insurance coverage without the benefit of the Guaranty and Seller's letter of credit, for workers compensation claims that are incurred on or after the Closing Date. Notwithstanding any contrary provisions of Section 2.05 and 7.19, and in lieu of the assumption thereof, and in each case subject to
                           Section 11.05, Seller agrees to indemnify and defend Buyer against any claim for workers compensation claims incurred prior to the Closing Date, including reported and unreported claims, which claims shall constitute Retained Liabilities. With respect to workers compensation claimants, Buyer will cause GNP to continue to administer personnel policies and procedures consistent with GNP's past practices. Buyer agrees to indemnify and defend, and to cause GNP to indemnify and defend, Seller against any liability arising from a workers compensation claim incurred on or after the Closing Date."

                  All other terms and conditions of the Agreement not specifically amended shall remain in full force and effect in accordance with the terms therein.

                                   * * * * *

                  10. Pursuant to Section 7.19, Bowater and Inexcon agree that the liabilities assumed by Inexcon shall include OPEB liabilities and liabilities for bark pile remediation in an aggregate amount not to exceed $102,000,000, which shall be measured as of the Closing Date by Hewitt Associates LLC giving effect to the new collective bargaining agreements with GNP labor unions and, using normal and customary actuarial assumptions according to past practices utilized by Seller and GNP. In the event that the measured amount exceeds $102,000,000, Bowater shall pay the excess amount to Inexcon in quarterly installments as and when Inexcon

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         makes payments to existing retirees up to the amount of such retiree payments; in the event that the measured amount is less than $102,000,000, Inexcon shall not be obligated to make any payment to Bowater.

                  11. As soon as practicable after the Closing, Bowater will pay a signing bonus payment in the amount of $5,000 to each employee of GNP who is a member of a union that has approved the new collective bargaining agreement prior to the Closing. Concurrently with such payment, Inexcon will reimburse Bowater $500 for each $5,000 bonus payment made by Bowater. Liability for any new pension plan adopted by GNP pursuant to the new collective bargaining agreements shall be borne by Inexcon.

                                        INEXCON MAINE, INC.

                                        By: /s/ Joseph Kass
                                            ------------------------------------
                                        Name: Joseph Kass
                                        Title: Chairman and Chief Executive
                                               Officer

                                        BOWATER INCORPORATED

                                        By: /s/ David G. Maffucci
                                            ------------------------------------
                                        Name: David G. Maffucci
                                        Title: Senior Vice President
                                               and Chief Financial Officer




                              Attachments Omitted
                              -------------------

                    Exhibit X: Form of purchase price note.
                Exhibit Y: Form of Bank of Montreal Undertaking.